Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2006, with respect to the consolidated financial statements of Univision Communications, Inc., incorporated by reference in the Registration Statement (Form F-4) and related Prospectus of Grupo Televisa, S.A.B. for the registration of Ps. 4,500 million principal amount of 8.49% Senior Exchange Notes due 2037.
/s/ Ernst & Young LLP

Ernst & Young LLP
New York, New York
July 9, 2007